                                                                 EXHIBIT 2

                      AGREEMENT AND PLAN OF REORGANIZATION

           This Agreement and Plan of Reorganization (this "Agreement") is made effective as of January 27, 1997 (the "Agreement Date"), by and among Digital Communications of Iowa, Inc. an Iowa corporation with offices in Cedar Rapids, Iowa ("DIGITAL"), Clark E. McLeod and Mary E. McLeod, shareholders of DIGITAL , and McLeod, Inc. ("MCLEOD"), a Delaware corporation with offices in Cedar Rapids, Iowa.

           A. Subject to the terms of this Agreement, DIGITAL will be merged with a newly formed Iowa corporation, McLeod 1997 Merging Co., ("MERGECO") that was organized as a wholly-owned subsidiary of MCLEOD in a reverse triangular merger (the "Merger") with DIGITAL to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and a Plan of Merger in substantially the form of Exhibit A (the "Plan of Merger") and
                                    ---------
applicable law.

           B. Upon the effectiveness of the Merger, all the outstanding shares of DIGITAL Common Stock (as defined below) will be converted into shares of MCLEOD Common Stock (as defined below), all as provided in this Agreement and the Plan of Merger.

           The parties agree as follows:

1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms will have the meanings set forth below:

           1.1. "MCLEOD Common Stock" means the Class A Common Stock, $0.01 par value, of MCLEOD.

           1.2. "DIGITAL Common Stock" means the Common Stock, $1.00 par value, of DIGITAL.

           1.3. The "Effective Time" means the time and date on which the Articles of Merger reflecting the Merger, substantially in the form of Exhibit B (the "Articles of Merger"), are filed with the office of
              ---------
           the Iowa Secretary of State and the Merger becomes effective under Iowa law.

           1.4. "DIGITAL's knowledge" means the actual knowledge of the executive officers of DIGITAL after due inquiry.

2.         PLAN OF REORGANIZATION.

           2.1.  The Merger. Subject to the terms and conditions of this
                 ----------
           Agreement, at the Effective Time, DIGITAL will be merged with MERGECO pursuant to this Agreement and the Plan of Merger and in accordance with applicable provisions of the laws of the State of Iowa as follows:
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           2.1.1. Conversion of DIGITAL Shares. All DIGITAL shareholders,
                  ----------------------------
           immediately prior to the Effective Time will by virtue of the Merger and at the Effective Time, and without the need for any further action on the part of any holder thereof, be entitled to receive the number of shares of MCLEOD Common Stock as set forth on Exhibit
                                                                   -------
           2.1.1, upon exchange of certificates in Section 7.2.
           -----

     2.2.  Effects of the Merger. In addition to the foregoing effects of the
           ---------------------
     Merger, at and upon the Effective Time, each of the following will occur:
     (a) the separate existence of MERGECO will cease and MERGECO will be merged with and into DIGITAL, and DIGITAL will be the surviving corporation of the Merger (the "Surviving Corporation") pursuant to the terms of the Plan of Merger; (b) the Articles of Incorporation and Bylaws of DIGITAL, as in effect immediately prior to the Effective Time, will continue unchanged and will be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter duly amended; (c) the one share of MERGECO Common Stock outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of any holder thereof, be converted into and become the number of shares of common stock of the Surviving Corporation as are converted into stock pursuant to
     Section 2.1.1 and shall be owned by MCLEOD. Each share of such common stock issued pursuant to this section shall be fully paid and nonassessable; (d) the Board of Directors of the Surviving Corporation will initially consist of Stephen C. Gray, Blake O. Fisher, Jr. and David Stanard and the officers of the Surviving Corporation will initially be David Stanard - President, Blake O. Fisher, Jr. - Treasurer, and Casey D. Mahon - Secretary; and (e) the Merger will have all of the effects provided by applicable law, from and after the Effective Time.

     2.3. Further Assurances. DIGITAL agrees that if, at any time after the
          ------------------
     Effective Time, MCLEOD considers or is advised that any further acts, deeds, assignments or assurances are reasonably necessary or desirable to vest the Surviving Corporation with full right, title and possession to any property or rights of DIGITAL, then MCLEOD and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and take all other actions necessary or desirable to vest the Surviving Corporation with full right, title and possession to such property or rights and otherwise to carry out the purpose of this Agreement, in the name of DIGITAL or otherwise.

     2.4. Tax Free Exchange. The parties intend to adopt this Agreement as a
          -----------------
     tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("Code") by virtue of the provisions of Section 368(a)(2)(D) of the Code. The parties believe that the value of the MCLEOD Common Stock to be issued to the DIGITAL Shareholders (as defined in Section 3.5) in the Merger is equal, in each instance, to the value of the DIGITAL Common Stock to be surrendered in exchange therefor. No consideration that could constitute "other property" within the meaning of

     Section 356 of the Code is being paid by MCLEOD for the DIGITAL Common Stock in the Merger. The parties agree not to take a position on any tax returns, before any taxing authority or otherwise, inconsistent with this Section. In addition, MCLEOD represents as of the Agreement Date and as of the Closing Date (as that term is defined in Section 7.1), that it presently intends to continue DIGITAL's historic business or use a significant portion of DIGITAL's business assets in a business. At the Closing (as that term is defined in Section 7.1), officers of each of MCLEOD and DIGITAL shall execute and deliver officers' certificates substantially in the forms of Exhibits 2.4A and 2.4B, respectively. The
                                   ----------------------
     obligations and representations contained or referred to in this Section
     2.4 shall survive the Effective Time without limitation as to time or in any other respect.

     2.5.   Purchase Accounting. The parties acknowledge that the Merger will be
            -------------------
     treated as a purchase for accounting purposes.

3. REPRESENTATIONS AND WARRANTIES OF DIGITAL. DIGITAL represents and warrants to MCLEOD that, except as set forth in a letter addressed to MCLEOD dated the Agreement Date and delivered by DIGITAL to MCLEOD concurrent herewith (the "DIGITAL Disclosure Letter") (the contents of which DIGITAL Disclosure Letter shall be deemed to be representations and warranties made to MCLEOD by DIGITAL under this Section 3, and which may be updated up to the Closing to reflect changes that are not material, consistent with the conditions to closing as set forth in Section 9), each of the representations and statements in this Section are true and correct as of the Agreement Date and will be true as of the Closing Date.

     3.1.  Organization and Good Standing. DIGITAL (i) is a corporation duly
           ------------------------------
     organized, validly existing, and in good standing under the laws of Iowa,
     (ii) has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and (iii) is qualified or has applied to qualify to transact business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than where a failure to be so qualified would not reasonably be expected to have a material adverse effect on its present or expected operations or financial condition.

     3.2.  Power. DIGITAL has the right, power, legal capacity and authority to
           -----
     enter into, execute and deliver this Agreement and all agreements to which DIGITAL is or will be a party that are to be executed pursuant to this Agreement (collectively, the "DIGITAL Ancillary Agreements") and subject to the approval of the Merger by all DIGITAL Shareholders, for the consummation of the transactions contemplated by such Agreements. The execution and delivery of this Agreement and each of the DIGITAL Ancillary Agreements and the consummation of the transactions contemplated by such agreements have been duly and validly approved and authorized by all necessary corporate action on the part of DIGITAL's Board of Directors.

     3.3.  Authorization. No filing, authorization, consent, approval or order,
           -------------
     is necessary or required for the execution and delivery of this Agreement and the DIGITAL Ancillary Agreements by DIGITAL and the DIGITAL Shareholders or the consummation of the transactions contemplated by agreements, except for (a) the filing of the Articles of Merger with the office of the Iowa Secretary of State, and the filing of appropriate Merger documents with the relevant authorities of other states in which DIGITAL is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws, and (c) the approval of the Merger by the DIGITAL Shareholders .

     3.4.  Validity. This Agreement and the DIGITAL Ancillary Agreements are, or
           --------
     when executed by DIGITAL and/or the DIGITAL Shareholders, as applicable, will be, valid and binding obligations of DIGITAL and/or the DIGITAL Shareholders, as applicable, and enforceable in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Merger will not become effective until the Articles of Merger reflecting the Merger are filed with the office of the Iowa Secretary of State.

     3.5.  Capitalization of DIGITAL.  DIGITAL is capitalized as follows.
           -------------------------

           3.5.1. Outstanding Stock. The authorized capital stock of DIGITAL
                  -----------------
           consists of 2,000,000 shares of DIGITAL Common Stock, of which a total of 480,000 shares are issued and outstanding, all of which are now owned and held, and all of which at the Effective Time will be owned and held, only by the shareholders of DIGITAL Common Stock as set forth on Exhibit 3.5 ("All DIGITAL Shareholders"), and no other
                        -----------
           shares of capital stock of DIGITAL are authorized, issued or outstanding. All issued and outstanding shares of DIGITAL Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any claim, lien, preemptive right, or right of rescission, and have been offered, issued, sold and delivered by DIGITAL in compliance with all registration or qualification requirements (or applicable exemptions) of all applicable federal and state securities laws. A list of all holders of DIGITAL Common Stock, and the number of shares held by each has been delivered by DIGITAL to MCLEOD and is reflected on Exhibit 3.5.
                                                                   -----------

           3.5.2.  No Options, Warrants or Rights. There are no outstanding
                   ------------------------------
           options, warrants, exchangeable or convertible securities, puts, calls, commitments, conversion privileges or preemptive or other rights or agreements of any character to which DIGITAL is a party or by which DIGITAL is bound to issue, transfer, deliver, sell, redeem, purchase or otherwise acquire (whether directly or indirectly) or cause to be issued, transferred, delivered, sold, redeemed, purchased or otherwise acquired, (i) any shares of DIGITAL's capital stock, or (ii) any securities convertible into or exchangeable for any shares of DIGITAL's capital stock, and DIGITAL has no obligation to grant, issue, extend, or enter into any such option, warrant, exchangeable or convertible security, put, call, commitment, conversion privilege or preemptive or other rights or agreements. DIGITAL has no liability for any accrued but unpaid dividends. No person or entity holds or has any option, warrant or other right to acquire any issued and outstanding shares of the capital stock of DIGITAL from any holder of shares of the capital stock of DIGITAL.

           3.5.3.  No Voting Arrangements or Registration Rights. Except as
                   ---------------------------------------------
           disclosed on Exhibit 3.5.3, there are no voting agreements, voting
                        -------------
           trusts, or other agreements or arrangements with respect to the voting of DIGITAL's outstanding securities and there are no rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of DIGITAL's outstanding securities or the conversion of any DIGITAL securities in the Merger. DIGITAL is not under any obligation to register any of its outstanding securities, or any securities that may be subsequently issued, under the Securities Act of 1933, as amended (the "Securities Act").

    3.6.   No Subsidiaries. DIGITAL does not have any subsidiaries or any
           ---------------
    interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

    3.7.   No Violation of Existing Agreements. Neither the execution and
           -----------------------------------
    delivery of this Agreement nor any DIGITAL Ancillary Agreement, nor the consummation of the transactions contemplated by such agreements, will conflict with, or (with or without notice or lapse of time, or both) result in:

           3.7.1. a termination, breach, impairment or violation of (i) any provision of the Articles of Incorporation or Bylaws of DIGITAL , as currently in effect or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to DIGITAL or its assets or properties; or

           3.7.2. a termination, or a material breach, impairment or violation of, any material instrument, agreement, contract or commitment to which DIGITAL is a party or by which DIGITAL or its assets or properties are bound. The consummation of the Merger will not require the consent of any third party.

    3.8.   Litigation. To the best of DIGITAL's knowledge, there is no action,
           ----------
    suit, arbitration, proceeding, claim, or investigation pending or threatened against DIGITAL or any DIGITAL Shareholder, before any court, administrative agency or arbitrator (each a "Claim") that may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of DIGITAL, if such Claim is decided adversely to DIGITAL .

           3.8.1. To the best of DIGITAL's knowledge, there is no basis for any person or entity to assert a Claim against DIGITAL based upon (i) ownership, rights to ownership, or options, warrants or other rights to acquire ownership, of any shares of the capital stock of DIGITAL, or (ii) any rights as a holder of DIGITAL Common Stock, including any option, warrant or preemptive rights or rights to notice or to vote.

           3.8.2. To the best of DIGITAL's knowledge, there is no basis for any party to successfully assert a Claim for any material damages against DIGITAL based on a claim that any product or service developed, owned, marketed, or distributed by DIGITAL (i) was or is defective in any material respect, or did not or will not perform in accordance with any warranty, (ii) was not or is not suitable for a use for which it was intended, (iii) omitted or omits necessary information, or (iv) included or includes forms of documents, advice or information that was negligently prepared and/or marketed, inaccurate or incomplete in any respect, or did not conform to or comply with applicable law.

           3.8.3. There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against DIGITAL.

    3.9.   Taxes. DIGITAL has (i) timely filed all federal, state, local and
           -----
    foreign tax returns required to be filed and such returns are true and correct in all material respects, (ii) timely paid all taxes required to be paid in respect of all periods for which returns have been filed, (iii) established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, (iv) made all necessary estimated tax payments, and (v) no material liability for taxes in excess of the amount so paid or accruals or reserves so established. DIGITAL is not delinquent in the payment of any tax nor is delinquent in the filing of any tax returns and no deficiencies for any tax have been threatened, claimed, proposed or assessed. DIGITAL has not received any notification that any material issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority (including but not limited to any sales tax authority). No tax return of DIGITAL has ever been audited by the Internal Revenue Service or any state taxing agency or authority. No tax liens have been filed against any assets of DIGITAL. DIGITAL is not a "personal holding company" within the meaning of Section 542 of the Code. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return of DIGITAL for any period. For the purposes of this section, the terms "tax" and "taxes" include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, sales, use, employment, license, payroll, ad valorem, payroll, stamp, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

    3.10. DIGITAL Financial Statements. DIGITAL has delivered to MCLEOD copies of each of the following:

           3.10.1. DIGITAL's audited balance sheet as of December 31, 1995 (the "DIGITAL Balance Sheet") and audited income statement and statement of cash flows for the year then ended (collectively with the DIGITAL Balance Sheet, the "1995 DIGITAL Financial Statements"); and

           3.10.2. DIGITAL's audited balance sheets as of, and DIGITAL's audited income statements and statement of cash flows for each of the years in the two-year period ended December 31, 1995 (collectively the "DIGITAL Financial Statements").

           3.10.3. DIGITAL's unaudited balance sheet, as of November 30, 1996 and unaudited income statement and unaudited statement of cash flows for the 11-month period then ended (collectively the "DIGITAL Unaudited Financial Statements").

    The DIGITAL Financial Statements and DIGITAL Unaudited Financial Statements
(a) accurately reflect the books and records of DIGITAL, (b) fairly present the consolidated financial condition of DIGITAL as of the respective dates indicated and the results of operations and changes in financial position for the respective periods specified, and (c) the DIGITAL Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. DIGITAL has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the DIGITAL Balance Sheet, except for those that may have been incurred after the date of the DIGITAL Balance Sheet in the ordinary course of DIGITAL's business consistent with past practice, and that are not material in amount either individually or collectively. All reserves established by DIGITAL and set forth in the DIGITAL Balance Sheet were reasonably adequate. At November 30, 1996, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the DIGITAL Balance Sheet as required by such accounting statement.

    3.11.  Title to Properties. DIGITAL has good and marketable title to all of
           -------------------
    its assets and properties reflected on the DIGITAL Balance Sheet, free and clear of all liens, mortgages, security interests, claims, charges, restrictions or encumbrances. All machinery, vehicles, equipment and other tangible personal property included in such assets and properties are in good condition and repair, normal wear and tear excepted. The DIGITAL Disclosure Letter sets forth a list and brief description of each real property or equipment lease which involves payments by DIGITAL in excess of $20,000 annually. A true and correct copy of each such lease of DIGITAL has been delivered by DIGITAL to MCLEOD prior to the date hereof. All leases of real or personal property to which DIGITAL is a party are fully effective and afford DIGITAL peaceful and undisturbed possession of the subject matter of such leases. Any property (real or personal) covered by the terms of such leases is presently occupied or used by DIGITAL as lessee under the terms of such leases for its business and in particular, in the case of any leases for real property, DIGITAL is entitled, by the terms of such leases and under applicable laws, rules and regulations, to use any leased premises for the purposes for which and in the manner in which they are currently being used by DIGITAL. All rentals due under such leases have been paid and there exists no default under any such leases, and no event has occurred which, upon the passage of time or the giving of notice, or both, would result in any default or prevent DIGITAL , currently or after consummation of the transactions contemplated by this Agreement and the DIGITAL Ancillary Agreements, from exercising or obtaining the benefits thereunder or the benefits of any options contained therein. DIGITAL is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a material adverse effect on its business), nor has received any notice of violation with which it has not complied.

    3.12.  Real Property Warranties. (a) Exhibit 3.12 lists and sets forth the
           ------------------------
    legal description for all the real property owned or used by DIGITAL (the "Real Property"), specifying the owner of each parcel thereof. All such Real Property is suitable and adequate for the uses to which it is currently devoted.

           (b) DIGITAL is the sole owner of good, valid, fee simple, marketable and insurable (at standard rates) title to the Real Property owned by it, including, without limitation, all buildings, structures, fixtures and improvements thereon and all equipment, machinery and personal property therein, in each case free and clear of all Encumbrances.

           (c) All buildings, structures, fixtures and other improvements on the Real Property are in good repair, free of defects (latent or patent), and fit for the uses to which they are currently devoted. All such buildings, structures, fixtures and improvements on the Real Property conform to all laws, regulations and rules. The buildings, structures, fixtures and improvements on each parcel of the Real Property is entirely within the boundaries of such parcel of the Real Property as specified in the legal description set forth in Exhibit 3.12, and no structures of
                                              ------------
           any kind encroach on the Real Property.

                      (d) None of the Real Property is subject to any agreement or other restriction of any nature whatsoever (recorded or unrecorded) preventing or limiting DIGITAL's right to convey or use it.

                      (e) No portion of the Real Property or any building, structure, fixture, or improvement thereon is the subject of, or affected by, any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending, to DIGITAL's knowledge, non of the foregoing are, or will be, the subject of, or affected by, any such proceeding.

                      (f) The Real Property has direct and unobstructed access to adequate electric, gas, water, sewer and telephone lines, all of which are adequate for the uses to which are adequate for the uses to which the Real Property is currently devoted and intended to be devoted.

           3.13.      Absence of Certain Changes. Since the date of the DIGITAL
                      --------------------------
           Balance Sheet, DIGITAL has conducted its business only in the ordinary course in a manner consistent with past practice and, since such date, there has not been any:


                      3.13.1. material adverse change in the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of DIGITAL, taken as a whole;

                      3.13.2. amendments or changes in the Articles of Incorporation or Bylaws of DIGITAL;

                      3.13.3. (i) incurrence, creation, assumption or guarantee by DIGITAL of (A) any mortgage, security interest, pledge, lien or other encumbrance on any of the assets or properties of DIGITAL or (B) any material obligation or liability or any indebtedness for borrowed money in excess of a cumulative aggregate amount (computed with reference to all transactions described in (A) or (B) of this clause) of $50,000; or (ii) issuance or sale of any debt or equity securities of DIGITAL or any options or other rights to acquire from DIGITAL, directly or indirectly, any debt or equity securities of DIGITAL;

                      3.13.4. payment or discharge of a material lien or liability for such lien that was not either shown on the DIGITAL Balance Sheet or incurred in the ordinary course of business after the date of the DIGITAL Balance Sheet;

                      3.13.5. purchase, license, sale or other disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the assets or properties of DIGITAL other than in the ordinary course of business;

                      3.13.6. damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of DIGITAL;

                      3.13.7. declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of DIGITAL, any split, combination or reclassification of the capital stock of DIGITAL, or any direct or indirect redemption, purchase or other acquisition of the capital stock of DIGITAL, or any change in any rights, preferences, privileges or restrictions of any outstanding security of DIGITAL;

                      3.13.8. change or increase in the compensation payable or to become payable to any of the officers, employees or agents of DIGITAL, or any bonus or pension, insurance or other benefit payment or arrangement (including without limitation stock awards, stock appreciation rights or stock option grants) made to or with any of such officers, employees or agents, except in connection with normal employee salary or performance reviews or otherwise in the ordinary course of business consistent with past practice;

                      3.13.9. change with respect to the management, supervisory or other key personnel of DIGITAL;

                      3.13.10. obligation or liability incurred by DIGITAL to any of their officers, directors or shareholders, except normal compensation and expense allowances payable to officers;

                      3.13.11. making of any loan, advance or capital contribution to, or any investment in, any officer, director or shareholder other than (i) travel loans or advances made in the ordinary course of business of DIGITAL and (ii) other loans and advances in an aggregate amount which do not exceed $25,000 outstanding at any time;

                      3.13.12. entering into, amendment, violation, relinquishment, termination or non-renewal by DIGITAL of any contract, lease transaction, commitment or other right or obligation, other than in the ordinary course of business;

                      3.13.13. transfer or grant of a right under the DIGITAL IP Rights (as defined in Section 3.16 below), except those transferred or granted in the ordinary course of DIGITAL's business consistent with past practices; or

                      3.13.14. agreement or arrangement by DIGITAL to take any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of DIGITAL and the DIGITAL Shareholders as set forth in this Agreement untrue or incorrect .

           3.14.      Contracts and Commitments. Exhibit 3.14 sets forth a list
                      -------------------------
           and descriptions of each of the following written or oral contracts, agreements, commitments or other instruments to which DIGITAL is a party or by which DIGITAL or any of its assets or properties are bound:

                      3.14.1. continuing contract for the future purchase, sale or manufacture of products, material, supplies, equipment or services requiring payment to or from DIGITAL in an amount in excess of $20,000 per annum which is not terminable on 120 days' or less notice without cost or other liability to DIGITAL at or at any time after the Effective Time, or in which DIGITAL has granted or received manufacturing rights, "most favored nations" pricing provisions or exclusive marketing rights relating to any product, group of products or territory;

                      3.14.2. joint venture or partnership contract or agreement or other agreement which has involved or is reasonably expected to involve a sharing of profits or losses in excess of $25,000 per annum with any other party;

                      3.14.3. contract or commitment for the employment of any officer, employee or consultant of DIGITAL or any other type of contract or understanding with any officer, employee or consultant of DIGITAL which is not immediately terminable by DIGITAL without cost or other liability;

                      3.14.4. indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

                      3.14.5. lease or other agreement under which DIGITAL is the lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $20,000 per annum;

                      3.14.6. agreement or arrangement for the sale of any assets, properties or rights having a value in excess of $20,000, other than in the ordinary course of business consistent with past practice;

                      3.14.7. agreement containing any covenant purporting to restrict DIGITAL from engaging in any aspect of its business or competing in any line of business in any geographic area;

                      3.14.8. agreement involving any DIGITAL IP Rights (as defined in Section 3.16 below);

                      3.14.9. any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of DIGITAL or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other related rights; or

                      3.14.10. any other agreement, contract, commitment or instrument that is material to the business of DIGITAL or involves a commitment in excess of $20,000.

           A copy of each contract, agreement, commitment or other instrument required to be listed on Exhibit 3.14 has been delivered to MCLEOD's General
                         ------------
Counsel.

           3.15.      No Default. To DIGITAL's knowledge, neither DIGITAL nor
                      ----------
           any other party thereto is in breach or default in any material respect under any contract, agreement, commitment or other instrument or obligation that is required to be listed on Exhibit 3.14 or that
                                                          ------------
           is otherwise material to the business of DIGITAL, and all such contracts, agreements, commitments or other instruments or obligations are in full force and effect. DIGITAL is not a party to any contract, agreement or arrangement which has had or could reasonably be expected to have a material adverse effect on its business or prospects. DIGITAL does not have any material liability for renegotiation of government contracts or subcontracts, if any.

           3.16.      Intellectual Property. DIGITAL owns, licenses or has the
                      ---------------------
           right to use all material Intellectual Property Rights (as defined below) necessary or required for the conduct of its business as presently conducted (collectively, the "DIGITAL IP Rights"), and such DIGITAL IP Rights are sufficient for such conduct of its business.

                      3.16.1. DIGITAL has taken reasonable and practicable steps designed to protect, preserve and maintain the secrecy and confidentiality of all material DIGITAL IP Rights and all related material proprietary rights. All granted and issued patents, all registered trademarks and all copyrights listed on Exhibit 3.16 are valid and
                                               ------------
                      subsisting.

                      3.16.2.     Exhibit 3.16 contains a list of all DIGITAL IP
                                  ------------
                      Rights, including, without limitation, all patents, patent applications, copyrights (whether or not registered), copyright applications, trademarks or service marks (whether or not registered) or trademark or service mark applications.

                      3.16.3. To DIGITAL's knowledge, as now used or proposed for use by DIGITAL, none of the DIGITAL IP Rights has infringed, misappropriated or otherwise violated, or is likely to violate, directly or indirectly, any Intellectual Property Right of any third party. To the best knowledge of DIGITAL and the DIGITAL Shareholders, there is no unauthorized use, infringement or misappropriation of any DIGITAL IP Right by any third party, employee or former employee.

                      3.16.4. As used in this Section 3.16, the term "Intellectual Property Rights" means, collectively, all
                      ------------------------------
                      worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, franchises, licenses, inventions, know-how, trade secrets, customer lists, proprietary processes and formulae, software source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

           3.17.      Compliance with Laws. To DIGITAL's knowledge, DIGITAL has
                      --------------------
           complied in all material respects with all applicable federal, state, local and foreign laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to DIGITAL and its assets, properties, and business (the violation of which would have a material adverse effect upon its business). DIGITAL holds all permits, licenses and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business.

           3.18.      Certain Transactions and Agreements. To DIGITAL's
                      -----------------------------------
           knowledge, none of the officers or directors of DIGITAL, nor any member of their immediate families, has any direct or indirect ownership interest in any entity that competes with, or does business with, or has any contractual arrangement with DIGITAL (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded). None of such officers or directors, or any member of their immediate families, is directly or indirectly interested in any contract or arrangement with DIGITAL, except for normal compensation for services as an officer,
                    ------
           director or employee that have been disclosed to MCLEOD. DIGITAL is not indebted to any director, officer, employee or agent of DIGITAL (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to DIGITAL. DIGITAL is not a party to any (i) agreement with any officer or other employee of DIGITAL (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving DIGITAL of the nature of any of the transactions contemplated by this Agreement or the DIGITAL Ancillary Agreements,
           (B) providing severance benefits or other benefits (which are conditioned upon a change of control) after the termination of employment of such employee regardless of the reason for such termination of employment, or (C) providing for bonuses, pensions, deferred compensation, retirement payments, profit sharing or similar payments, which in the case of (A), (B) or (C) is not terminable by DIGITAL on ten days notice or less without penalty or obligation to make payments related to such termination, or (ii) agreement or plan, including without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the DIGITAL Ancillary Agreements or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the DIGITAL Ancillary Agreements.

           3.19.      Employees. To DIGITAL's knowledge, DIGITAL is in
                      ---------
           compliance in all material respects with all applicable laws, agreements, contracts and other arrangements relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. A list of all employees, officers and consultants of DIGITAL and their current compensation has been made available to MCLEOD. DIGITAL has no employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements for the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

           3.20.      Labor Relations. To DIGITAL's knowledge, DIGITAL (i) has
                      ---------------
           never been nor is now subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other contract or agreement, written or oral, with any trade or labor union, employees' association or similar organization, and (iv) has any current labor disputes. DIGITAL has good labor relations, and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave its employ. There is neither pending nor, to DIGITAL's knowledge, threatened any labor dispute, strike or work stoppage which affects or which may affect DIGITAL's business. Neither DIGITAL nor any agents, representatives or employees of DIGITAL has committed any unfair labor practice as defined in the National Labor Relations Act of 1947, as amended, and there is not now pending nor, to DIGITAL's knowledge, threatened any unfair labor practice charge against DIGITAL within the jurisdiction of the National Labor Relations Board or any representative thereof.

           3.21.      Employee Benefit Plans / ERISA. Exhibit 3.21 identifies
                      ------------------------------  ------------
           (i) each "employee benefit plan," as defined in Section 3(3) of the
           Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) all other written or formal plans or agreements
             -----
           involving direct or indirect compensation or benefits (including any employment agreements entered into between DIGITAL and any employee of DIGITAL , but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by DIGITAL under which DIGITAL or any ERISA Affiliate (as defined below) has any present or future obligation or liability (collectively, the "DIGITAL
                                                                         -------
           Employee Plans"). For purposes of this Section, "ERISA Affiliate"
           --------------                                   ---------------
           means any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Code, (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or (C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes DIGITAL. Copies of all DIGITAL Employee Plans (and, if applicable, related trust agreements) and all related amendments and written interpretations (including summary plan descriptions) have been delivered to MCLEOD. All DIGITAL Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "DIGITAL Pension Plans"), are identified as such
                               ---------------------
           in Exhibit 3.21. All contributions due from DIGITAL with respect to
              ------------
           any of the DIGITAL Employee Plans have been made as required under ERISA or have been accrued on the DIGITAL Financial Statements as of December 31, 1996. Each DIGITAL Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code which are applicable to such DIGITAL Employee Plans.

                      3.21.1. No DIGITAL Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multi-employer plan," as defined in Section 3(37) of ERISA. No DIGITAL Pension Plan constitutes an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the Code. No DIGITAL Pension Plans are subject to Title IV of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any DIGITAL Employee Plan which is covered by Title I of ERISA which would result in a material liability to DIGITAL, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any DIGITAL Employee Plan has or will make DIGITAL or any officer or director of DIGITAL subject to any material liability under Title I of ERISA or liable for any material tax (as defined in Section 3.7) or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

                      3.21.2. Any DIGITAL Pension Plan which is intended to be qualified under Section 401(a) of the Code (a "DIGITAL
                                                                       --------
                      401(a) Plan") is so qualified and has been so qualified
                      ------------
                      during the period from its adoption to date, and the trust forming a part of such plan is exempt from tax pursuant to
                      Section 501(a) of the Code. DIGITAL has made available to MCLEOD a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each DIGITAL 401(a) Plan. Nothing has occurred since the date of the most recent applicable Internal Revenue Service determination letter that would adversely affect the qualified status of any DIGITAL 401(a) Plan.

           3.22.      DIGITAL Benefit Arrangements. Exhibit 3.22 lists each
                      ----------------------------  ------------
           employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (i) is not a DIGITAL Employee Plan, (ii) is entered into, maintained or contributed to by DIGITAL and (iii) covers any employee or former employee of DIGITAL (collectively, the "DIGITAL Benefit
                                                            ----------------
           Arrangements") Each DIGITAL Benefit Arrangement has been maintained
           -------------
           in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such DIGITAL Benefit Arrangement.

           3.23.      Employee Benefit Costs. There has been no amendment,
                      ----------------------
           written interpretation or announcement (whether or not written) by DIGITAL relating to, or change in employee participation or coverage under, any DIGITAL Employee Plan or DIGITAL Benefit Arrangement that would increase materially the expense of maintaining such DIGITAL Employee Plan or DIGITAL Benefit Arrangement above the level of the expense incurred for such items for the year ended December 31, 1996.

           3.24.      COBRA Notices. DIGITAL has provided to the individuals
                      -------------
           entitled thereto all notices and coverages that are required by
           Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to
                                                    -----
           any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date. No material tax payable under Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of DIGITAL.

           3.25.      Other Employee Matters. No benefit payable or which may
                      ----------------------
           become payable by DIGITAL pursuant to any DIGITAL Employee Plan or any DIGITAL Benefit Arrangement or as a result of or arising under this Agreement or the DIGITAL Ancillary Agreements shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under
           Section 4999 of the Code, or which would not be deductible by reason of Section 280G of the Code. DIGITAL is not a party to any agreement with any executive officer or other key employee (i) the benefits of which are contingent, or the terms of which would become materially altered because of the transactions contemplated by this Agreement or the DIGITAL Ancillary Agreements, (ii) that provides any term of employment or compensation guarantee, or (iii) that provides severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment. DIGITAL is not a party to any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, under which (i) the benefits will be materially increased, (ii) the vesting of benefits of which will be materially accelerated, or (iii) the calculation of the value of any of the benefits will be affected by the transactions contemplated by this Agreement or the DIGITAL Ancillary Agreements.

        3.26. Corporate Documents. DIGITAL has made available to MCLEOD for
              -------------------
        examination all documents and information listed in the DIGITAL Disclosure Letter or other Exhibits of this Agreement, including, without limitation, the following: (i) copies of DIGITAL's Articles of Incorporation and Bylaws as currently in effect; (ii) DIGITAL's minute book containing all records of all proceedings, consents, actions, and meetings of DIGITAL's shareholders, board of directors and committees;
        (iii) DIGITAL's stock ledger and journal reflecting all stock issuances and transfers; and (iv) all permits, orders, and consents issued by any regulatory agency with respect to DIGITAL, or any securities of DIGITAL, and all applications for such permits, orders, and consents.

        3.27. No Brokers. Neither DIGITAL nor any of the DIGITAL Shareholders
              ----------
        is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the transactions contemplated by this Agreement.

        3.28. Books and Records. The books, records and accounts of DIGITAL
              -----------------
        (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of DIGITAL, and (iv) are appropriately, accurately and fairly reflected in the DIGITAL Financial Statements.

        3.29. Internal Controls. DIGITAL has devised and maintains a system
              -----------------
        of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets, and (iii) the amount recorded for assets on the books and records of DIGITAL is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        3.30. Insurance. DIGITAL maintains, and at all times during the prior
              ---------
        three years has maintained, fire and casualty, general liability, product liability, and sprinkler and water damage insurance in amounts which DIGITAL believes to be reasonably prudent for similarly sized and similarly situated businesses under valid and enforceable policies issued by insurers of recognized responsibility. Each such policy is listed and briefly described in the DIGITAL Disclosure Letter.

        3.31. Environmental Matters. During the period that DIGITAL has leased
              ---------------------
        or owned its properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. DIGITAL has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to DIGITAL having taken possession of any of such properties or facilities.

              3.31.1.  The terms "disposal", "release", and "threatened release"
                                 ----------- ----------     --------------------
              have the meaning as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.9601 et seq., as amended ("CERCLA").
                                          ----------

              3.31.2.  The term "Hazardous Materials" means any hazardous or
                               ---------------------
              toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials," "toxic substance" or "hazardous chemical" under CERCLA, any similar federal, state or local law, or regulations promulgated under any of the above laws or statutes.

              3.31.3. To the best knowledge of DIGITAL and the DIGITAL Shareholders, none of the properties or facilities of DIGITAL is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that DIGITAL has owned or leased its properties and facilities, DIGITAL, nor to DIGITAL's or the DIGITAL Shareholders' knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

              3.31.4. During the time that DIGITAL has owned or leased its respective properties and facilities, there has been no litigation brought or threatened against DIGITAL, or any lessor or owner of real property leased by DIGITAL, or any settlement reached by DIGITAL, by or with any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

        3.32. Disclosure. No statement by DIGITAL or the DIGITAL Shareholders
              ----------
        contained in this Agreement, its exhibits, the DIGITAL Ancillary Agreements, the DIGITAL Disclosure Letter, or any of the certificates or documents to be delivered by DIGITAL or the DIGITAL Shareholders to MCLEOD under this Agreement, taken together, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

4.      REPRESENTATIONS AND WARRANTIES OF MCLEOD.

        MCLEOD hereby represents and warrants to DIGITAL that each of the representations and statements in this Section 4 are true and correct, except as set forth in a letter addressed to DIGITAL dated as of the Agreement and delivered by MCLEOD to DIGITAL concurrently with the signing of this Agreement (the "MCLEOD Disclosure Letter"). The contents of the MCLEOD Disclosure Letter
     --------------------------
shall be deemed to be representations and warranties made to DIGITAL by MCLEOD under this Section 4.

        4.1.  Organization and Good Standing. MCLEOD and each of its
              ------------------------------
        subsidiaries (i) is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, (ii) has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and (iii) is qualified to transact business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than where a failure to be so qualified would not reasonably be expected to have a material adverse effect on its present or expected operations or financial condition. Upon its formation and prior to the Effective Time, MERGECO will be a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, and will have the corporate power and authority to own, operate and lease its properties and to carry on its business as proposed to be conducted.

        4.2. Power. MCLEOD has the right, power, and authority to enter into,
             -----
        execute and deliver this Agreement and all related agreements to which it will be a party in accordance with this Agreement (collectively, the "MCLEOD Ancillary Agreements") and for the consummation of the
        -----------------------------
        transactions contemplated in such Agreements. The execution and delivery of this Agreement and each of the MCLEOD Ancillary Agreements and the consummation of the transactions contemplated in such Agreements have been duly and validly approved and authorized by all necessary corporate action by the board of directors of MCLEOD. Upon MERGECO's formation, MERGECO will have the right, power, and authority to execute and perform its obligations under the Plan of Merger and all other agreements to which MERGECO is to be a party that are to be executed by MERGECO pursuant to this Agreement.

        4.3.  Authorization. Except for the written consent of Salomon
              -------------
        Brothers, Inc. required by Section 5(a)(vi) of the Underwriting Agreement dated November 15, 1996 among MCLEOD, Salomon Brothers, Inc., Bear Sterns & Co., Inc., Morgan Stanley & Co. Incorporated, and certain stockholders of MCLEOD, no filing, authorization, consent, approval or order, governmental or otherwise, is necessary or required for the execution and delivery of this Agreement and the MCLEOD Ancillary Agreements by MCLEOD or the consummation of the transactions contemplated in such Agreements, except for (a) the filing of the Articles of Merger with the Office of the Iowa Secretary of State, and the filing of appropriate Merger documents with the relevant authorities of other states in which MCLEOD or MERGECO is qualified to do business, if any, and (b) the filing of such filings as may be required to comply with federal and state securities laws.

        4.4.  Validity. This Agreement and the MCLEOD Ancillary Agreements are
              --------
        valid and binding obligations of MCLEOD, and enforceable in accordance with their respective terms, except as to the effect, if any, of (i)
                                     ------
        applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Merger will not become effective until the Articles of Merger are filed with the office of the Iowa Secretary of State.

        4.5.  Capitalization of MCLEOD.  MCLEOD is capitalized as follows:
              ------------------------

              4.5.1.   Stock. The authorized capital stock of MCLEOD consists
                       -----
              of 75,000,000 shares of MCLEOD Common Stock, $0.01 par value, 22,000,000 shares of MCLEOD Class B Common Stock, $0.01 par value, 2,000,000 shares of MCLEOD Preferred Stock, $0.01 par value, and 1,150,000 shares of MCLEOD Class A Preferred Stock, $5.50 par value. At the close of business on December 31, 1996, 51,912,133 shares of MCLEOD Common Stock and Class B Common Stock were issued and outstanding, and no shares of Preferred Stock or Class A Preferred Stock had been issued, no shares of MCLEOD capital stock were held by MCLEOD in its treasury and 11,404,078 shares of MCLEOD Common Stock were reserved for issuance upon the exercise of outstanding options to purchase MCLEOD Class A Common Stock ("MCLEOD Options"). All outstanding shares of MCLEOD Common Stock
               ----------------
              are validly issued, fully paid and nonassessable and not subject to preemptive rights.

              4.5.2.   No Other Commitments. Except for the MCLEOD Options
                       --------------------
              disclosed in Section 4.5.1. and as listed in the MCLEOD Disclosure Letter, there are no options, warrants, exchangeable or convertible securities, puts, calls, commitments, conversion privileges or preemptive or other rights or agreements of any character to which MCLEOD is a party or by which MCLEOD is bound to issue, transfer, deliver, sell, redeem, purchase or otherwise acquire (whether directly or indirectly) or cause to be issued, transferred, delivered, sold, redeemed, purchased or otherwise acquired (i) any shares of MCLEOD's capital stock, or
              (ii) any securities convertible into or exchangeable for any shares of MCLEOD's capital stock. MCLEOD has no obligations to grant, issue, extend, or enter into any such option, warrant, exchangeable or convertible security, put, call, commitment, conversion privilege or preemptive or other rights or agreements. MCLEOD has no liability for dividends accrued but unpaid.

        4.6.  No Violation of Existing Agreements. Except for the consent from
              -----------------------------------
        Salomon Brothers, Morgan Stanley, and Bear Sterns & Co., neither the execution and delivery of this Agreement nor any MCLEOD Ancillary Agreement, nor the consummation of the transactions contemplated by such agreements, will conflict with, or (with or without notice or lapse of time, or both) result in:

              4.6.1. a termination, breach, impairment or violation of (i) any provision of the Articles of Incorporation or Bylaws of MCLEOD, as currently in effect or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to MCLEOD or its assets or properties; or

              4.6.2. a termination, or a material breach, impairment or violation of, any material instrument, agreement, contract or commitment to which MCLEOD is a party or by which MCLEOD is bound. The transfer of the MCLEOD Common Stock to DIGITAL under this Agreement and the Plan of Merger will not require the consent of any third party with respect to any material rights, licenses, franchises, leases or agreements of MCLEOD.

        4.7.  Litigation. There is no action, suit, claim, arbitration,
              ----------
        proceeding, or investigation pending or threatened, to the best knowledge of MCLEOD, against MCLEOD before any court, administrative agency or arbitrator (each a "McLeod Claim") that may reasonably be
                                     --------------
        expected to have a material effect on the present or future operations or financial condition of MCLEOD, if such McLeod Claim is decided adversely to MCLEOD.

              4.7.1. To the best of MCLEOD's knowledge, there is no basis for any person or entity to assert a McLeod Claim against MCLEOD based upon (i) ownership, rights to ownership, or options, warrants or other rights to acquire ownership, of any shares of the capital stock of MCLEOD, or (ii) any rights as a MCLEOD shareholder, including any option, warrant or preemptive rights or rights to notice or to vote.

              4.7.2. To the best of MCLEOD's knowledge, there is no basis for any party to successfully assert a McLeod Claim for any material damages against MCLEOD based on a claim that any product or service developed, owned, marketed, or distributed by MCLEOD
              (i) was or is defective in any material
              respect, or did not or will not perform in accordance with any warranty, (ii) was not or is not suitable for a use for which it was intended, (iii) omitted or omits necessary information, or
              (iv) included or includes forms of documents, advice or information that was negligently prepared and/or marketed, inaccurate or incomplete in any respect, or did not conform to or comply with applicable law.

              4.7.3. There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against MCLEOD.

        4.8.  Disclosure. MCLEOD's prospectus, dated November 15, 1996, in
              ----------
        connection with the public offering of MCLEOD Common Stock (the "MCLEOD Prospectus"), the Press Release dated January 22, 1997, this Agreement, the exhibits and schedules hereto, the MCLEOD Ancillary Agreement, and any certificates or documents to be delivered to DIGITAL or all DIGITAL Shareholders pursuant to this Agreement as of their respective dates did not, and when taken together, do not contain or will not contain any untrue statement of a material fact or omit or will omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

        4.9.  MCLEOD Financial Statements. The financial statements of MCLEOD
              ---------------------------
        included in the MCLEOD Prospectus complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission ("SEC") with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form S-1 promulgated by the SEC) and fairly present (subject, in the case of the unaudited statements, to normal year end audit adjustments) the consolidated financial position of MCLEOD and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows.

5.      DIGITAL PRECLOSING COVENANTS.

        During the period from the Agreement Date until the earlier to occur of
(i) the Effective Time or (ii) the termination of this Agreement in accordance with Section 10, DIGITAL covenants and agrees with MCLEOD as follows:

        5.1.  Advice of Changes. DIGITAL will promptly advise MCLEOD in writing
              -----------------
        (a) of any event occurring subsequent to the Agreement Date that would render any representation or warranty of DIGITAL contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in DIGITAL's business, results of operations or financial condition; provided, however, that the delivery of any notice pursuant to this Section 5.1 shall not cure any breach of any representation or warranty or otherwise limit or affect the remedies available hereunder to MCLEOD under this Agreement. DIGITAL shall deliver to MCLEOD within twenty (20) days after the Closing Date, an unaudited balance sheet and statement of operations, which financial statements shall be prepared in the ordinary course of business, in accordance with DIGITAL's books and records and generally accepted accounting principles and shall fairly present the financial position of DIGITAL as of December 31, 1996 and the results of DIGITAL's operations for the period then ended.

        5.2. Maintenance of Business. DIGITAL will use its best efforts to
             -----------------------
        carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the Agreement Date. If DIGITAL becomes aware of a material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of MCLEOD in writing and, if requested by MCLEOD, will exert its best efforts to restore the relationship.

        5.3. Conduct of Business. Except as otherwise provided in Exhibit 5.3
             -------------------                                  -----------
        hereto, DIGITAL will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of the Chief Executive Officer of MCLEOD (which consent will not be unreasonably withheld):

             5.3.1. borrow or lend any money other than advances for travel and expenses that are incurred in the ordinary course of business consistent with past practice;

             5.3.2. enter into any transaction or agreement not in the ordinary course of business;

             5.3.3. encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

             5.3.4. dispose of any of its assets except in the ordinary course of business consistent with past practice;

             5.3.5. enter into any material lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business consistent with past practice;

             5.3.6. pay any bonus, increased salary or special remuneration to any officer, employee or consultant (except for normal salary increases consistent with past practices not to exceed 10% of such officer's, employee's or consultant's base annual compensation, except pursuant to existing arrangements previously disclosed to and approved in writing by MCLEOD) or enter into any new employment or consulting agreement with any such person;

              5.3.7.   change any of its accounting methods;

              5.3.8. declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

              5.3.9. amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

              5.3.10. guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

              5.3.11. waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

              5.3.12. issue or sell any shares of its capital stock of any class, or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security;

              5.3.13. split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

              5.3.14. merge, consolidate or reorganize with, or acquire any entity;

              5.3.15.  amend its Articles of Incorporation or Bylaws;

              5.3.16. license any of its technology or intellectual property except in the ordinary course of business consistent with past practice;

              5.3.17. substantially decrease, in scope of coverage or policy limit, any insurance coverage or issue any certificates of insurance;

              5.3.18. agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to MCLEOD for its review prior to filing; or

              5.3.19. agree to do any of the things described in the preceding clauses 5.3.1. through 5.3.18.

    5.4.    Shareholder Approval.   DIGITAL will hold a special meeting of its
            --------------------
    shareholders or will solicit the written consent of its shareholders (such DIGITAL shareholders' meeting or the solicitation of the written consent of the shareholders of DIGITAL is hereinafter referred to as the "DIGITAL Shareholder Vote"), to the Merger and related matters for the consideration and approval of the shareholders of DIGITAL, which approval will be recommended by DIGITAL's Board of Directors. Such meeting will be called, held and conducted, and any proxies or written consents will be solicited, in compliance with applicable law.

    5.5.    Necessary Consents.   DIGITAL will use its best efforts to obtain
            ------------------
    such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Sections 5.4, 5.9 and 5.12 to allow the consummation of the transactions contemplated hereby and to allow the Surviving Corporation to conduct DIGITAL's business after the Closing in substantially the same manner as such business was conducted prior to Closing.

    5.6.    Litigation.   DIGITAL  will notify  MCLEOD in writing  promptly
            ----------
    after learning of any material action, suit, arbitration, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by it to be threatened against it.

    5.7.    No Other Negotiations.   From the Agreement Date until the earlier
            ---------------------
    of termination of this Agreement or the Effective Time, DIGITAL will not, and will not authorize or permit any officer, director, employee or affiliate of DIGITAL, or any other person, on its or their behalf to, directly or indirectly, solicit or encourage any offer from any party or consider any inquiries or proposals received from any other party, participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person (other than MCLEOD), concerning any agreement or transaction regarding the possible disposition of all or any substantial portion of DIGITAL's business, assets or capital stock by merger, consolidation, sale of assets or any other means of business combination. DIGITAL will promptly notify MCLEOD orally and in writing of any such inquiries or proposals.

    5.8.    Access to Information.   Until the Closing, DIGITAL will allow
            ---------------------
    MCLEOD and its agents reasonable access to the files, books, records and offices of DIGITAL, including, without limitation, any and all information relating to DIGITAL's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. DIGITAL will cause its accountants to cooperate with MCLEOD and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

    5.9.    Satisfaction of Conditions Precedent.   DIGITAL will use its best
            ------------------------------------
    efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 9, and DIGITAL will use its best efforts to cause the transactions contemplated by this Agreement and the DIGITAL Ancillary Agreements to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

    5.10.   DIGITAL Investment  Agreement.   DIGITAL will cause each DIGITAL
            -----------------------------
    Shareholder to execute and deliver to MCLEOD, on or prior to the Closing, an Investment Agreement in substantially the form of Exhibit 5.10 (the "DIGITAL
                                                      ------------
    Investment Agreement").

    5.11.   Blue Sky Laws.   DIGITAL shall use its best efforts to assist
            -------------
    MCLEOD to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

    5.12.   Regulatory Approvals.   DIGITAL will execute and file, or join in
            --------------------
    the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which MCLEOD may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. DIGITAL will use its best efforts to obtain, and to cooperate with MCLEOD in obtaining, all such authorizations, approvals and consents.

6.  MCLEOD PRECLOSING COVENANTS.

    During the period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Section 10, MCLEOD covenants and agrees as follows:

    6.1.   Advice of Changes. MCLEOD will promptly advise DIGITAL in
           -----------------
    writing (a) of any event occurring subsequent to the Agreement Date that would render any representation or warranty of MCLEOD contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in MCLEOD's business, results of operations or financial condition; provided, however, that the delivery of any notice pursuant to this Section
    6.1 shall not cure any breach of any representation or warranty or otherwise limit or affect the remedies available hereunder to DIGITAL or the DIGITAL Shareholders under this Agreement.

    6.2.   Regulatory Approvals.   MCLEOD will execute and file, or join in
           --------------------
    the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which DIGITAL may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. MCLEOD will use its best efforts to obtain, and to cooperate with DIGITAL to obtain, all such authorizations, approvals and consents.

           6.3.   Satisfaction of Conditions Precedent. MCLEOD will use its best
                  ------------------------------------
           efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and MCLEOD will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

           6.4.   Blue Sky Laws. MCLEOD shall take such steps as may be
                  -------------
           necessary to comply with the securities and Blue Sky laws of all applicable jurisdictions in connection with the Merger.

           6.5.   Necessary Consents.   MCLEOD will use its best efforts to
                  ------------------
           obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Sections 6.2, 6.3 and 6.7 to allow the consummation of the transactions contemplated hereby and to allow MCLEOD to conduct DIGITAL's business after the Closing in substantially the same manner as such business was conducted prior to the Closing.

           6.6.   Litigation.   MCLEOD will notify DIGITAL in writing promptly
                  ----------
           after learning of any material action, suit, arbitration, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against MCLEOD or known by it to be threatened against it.

           6.7.   MERGECO.   MCLEOD will cause MERGECO to be promptly formed in
                  -------
           accordance with Iowa law. Subject to MCLEOD's rights to terminate this Agreement and abandon the Merger for any reason in accordance with this Agreement (including without limitation the failure of any condition in Section 9 to be satisfied), to the fullest extent permitted by law, MCLEOD shall cause MERGECO and its Board of Directors to approve, execute and deliver all documents required to be executed and delivered by MERGECO pursuant to this Agreement.

    7.     CLOSING MATTERS.

           7.1.   The Closing. Subject to the terms and conditions of this
                  -----------
           Agreement, the closing of the transactions for consummation of the Merger (the "Closing") will take place at the offices of Shuttleworth
           & Ingersoll, P.C., on ________________, 1997 at 2:00 p.m., Central
           Time (or such other time of day as MCLEOD and DIGITAL may agree) on the earliest date practicable after the satisfaction or waiver of the conditions to Closing set forth in Sections 8 and 9 hereof (the "Closing Date"). Concurrently with the Closing, the Articles of Merger will be executed and filed in the office of the Iowa Secretary of State.

           7.2.  Exchange of Certificates.
                 ------------------------
                 7.2.1. At the Closing, each holder of shares of DIGITAL common stock will surrender to MCLEOD the certificate(s) for such shares (each a "DIGITAL Certificate"), duly endorsed as requested by MCLEOD, to MCLEOD for cancellation. Promptly after the Effective Time and receipt of such DIGITAL Certificates, MCLEOD will issue to each tendering holder a certificate for the number of shares of MCLEOD Common Stock to which such holder is entitled pursuant to Section 2.1.1 hereof.

                 7.2.2. No dividends or distributions payable to holders of record of MCLEOD Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered DIGITAL Certificate until such holder surrenders such DIGITAL Certificate to MCLEOD as provided above. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any DIGITAL Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions therefor paid with respect to MCLEOD Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

                 7.2.3. After the Effective Time there will be no further registration of transfers of the DIGITAL Common Stock on the stock transfer books of DIGITAL or its transfer agent. If, after the Effective Time, DIGITAL Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 7.2.

                 7.2.4. Until DIGITAL Certificates representing DIGITAL Common Stock outstanding prior to the Merger are surrendered pursuant to Section 7.2.1 above, such DIGITAL Certificates will be deemed, for all purposes, to evidence ownership of the number of shares of MCLEOD Common Stock into which such DIGITAL Common Stock would have been converted pursuant to Section 2.1.1.

8.  CONDITIONS TO OBLIGATIONS OF DIGITAL.

    DIGITAL's obligations hereunder are subject to the fulfillment or satisfaction, at or prior to the Closing, of each of the following conditions (any one or more of which may be waived by DIGITAL, but only in a writing signed by DIGITAL):

       8.1.   Accuracy of Representations and Warranties. The representations
              ------------------------------------------
       and warranties of MCLEOD as set forth in Section 4 (as qualified by the MCLEOD Disclosure Letter, as such may be amended to disclose changes that are not material) shall in accordance with this Agreement be true and accurate in every material respect on and as of the Closing Date with the same force and effect as if they had been made at the Closing and DIGITAL shall have received a certificate to that effect executed by MCLEOD's President and Chief Financial Officer.

       8.2.   Covenants.   MCLEOD  shall have  performed  and  complied  in all
              ---------
       material respects with all of its covenants contained in Section 6 on or before the Closing, and DIGITAL shall have received a certificate to such effect signed by MCLEOD's President and Chief Financial Officer.

       8.3.   Compliance with Law.   There shall not be outstanding or
              -------------------
       threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions, or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on) the transactions contemplated by this Agreement, the DIGITAL Ancillary Agreements and the MCLEOD Ancillary Agreements.

       8.4.   Government Consents.  There shall have been obtained at or prior
              -------------------
       to the Closing Date such permits or authorizations, and there shall have been taken such other action by any regulatory authority having jurisdiction over the parties and the actions proposed to be taken under this Agreement, as may be required to lawfully consummate the proposed transaction, including but not limited to requirements under applicable federal and state securities laws.

       8.5.   Opinion of MCLEOD's Counsel. DIGITAL shall have received from
              -----------------------------
       counsel to MCLEOD an opinion in the form of Exhibit 8.5.
                                                   -----------

       8.6.   Documents.  DIGITAL shall have received all written consents,
              ---------
       assignments, waivers, authorizations or other certificates reasonably deemed necessary by DIGITAL's legal counsel to consummate the transactions contemplated by this Agreement, the DIGITAL Ancillary Agreements and the MCLEOD Ancillary Agreements.

       8.7.   No Litigation.  No litigation or proceeding shall be threatened
              -------------
       or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, the DIGITAL Ancillary Agreements and the MCLEOD Ancillary Agreements, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of MCLEOD.

           8.8.   Requisite Approvals.   The principal terms of this Agreement
                  -------------------
           shall have been approved and adopted by MCLEOD's Board of Directors in accordance with applicable law and MCLEOD's Certificate of Incorporation and Bylaws. The principal terms of the Plan of Merger shall have been approved and adopted by MERGECO's Board of Directors and shareholders in accordance with applicable law and MERGECO's Articles of Incorporation and Bylaws.

           8.9.   Satisfactory Form of Legal and Accounting Matters.   The
                  -------------------------------------------------
           form, scope and substance of all legal matters contemplated by this Agreement, including all closing documents, shall be reasonably acceptable to DIGITAL's counsel and independent public accountants.

           8.10.  No Material Adverse Change.   There shall not have been any
                  --------------------------
           material adverse change in the financial condition, properties, assets, liabilities, business or operations of MCLEOD and its subsidiaries taken as a whole, other than any change (a) in the
                                          ----- ----
           market price of the MCLEOD Common Stock or (b) that results from general economic conditions or conditions generally affecting the communications industry.

    9. CONDITIONS TO OBLIGATIONS OF MCLEOD. MCLEOD's obligations under this Agreement are subject to the fulfillment or satisfaction of each of the following conditions (any one or more of which may be waived by MCLEOD, but only in a writing signed by MCLEOD), at or prior to the Closing.

           9.1.   Accuracy of Representations and Warranties.   The
                  ------------------------------------------
           representations and warranties of DIGITAL as set forth in section 3 (as qualified by the DIGITAL Disclosure Letter, as such may be amended in accordance with this Agreement to disclose changes that are not material) shall be true and accurate in every material respect on and as of the Closing Date and MCLEOD shall have received a certificate to such effect executed by DIGITAL's President and Chief Financial Officer.

           9.2.   Covenants.   DIGITAL shall have performed and complied in all
                  ---------
           material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by them at or before the Closing and MCLEOD shall have received a certificate to such effect signed by DIGITAL's President and Chief Financial Officer.

           9.3.   Compliance with Law.   There shall not be outstanding or
                  -------------------
           threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions, or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on) the transactions contemplated by this Agreement, the DIGITAL Ancillary Agreements and the MCLEOD Ancillary Agreements.

           9.4.   Government Consents.   There shall have been obtained at or
                  -------------------
           prior to the Closing Date such permits or authorizations, and there shall have been taken such other action by any regulatory authority having jurisdiction over the parties and the actions proposed to be taken under this Agreement, as may be required to lawfully consummate the proposed transaction, including but not limited to requirements under applicable federal and state securities laws.

           9.5.   Opinion of DIGITAL's Counsel.  MCLEOD shall have received
                  ----------------------------
           from counsel to DIGITAL, an opinion in substantially the form of
           Exhibit 9.5.
           -----------

           9.6.   Consents. MCLEOD and/or DIGITAL and David Stanard shall have
                  --------
           received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by MCLEOD to consummate the transactions contemplated by this Agreement, the DIGITAL Ancillary Agreements and the MCLEOD Ancillary Agreements and to allow the Surviving Corporation to conduct DIGITAL's business after the Closing in substantially the same manner as such business was conducted prior to the Closing.

           9.7.   No Litigation. No litigation or proceeding shall be threatened
                  -------------
           or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, the DIGITAL Ancillary Agreements and the MCLEOD Ancillary Agreements, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of DIGITAL.

           9.8.   Requisite  Approvals.  The principal terms of this Agreement
                  --------------------
           shall have been agreements approved and adopted by DIGITAL's Board of Directors in accordance with applicable law and DIGITAL's Articles of Incorporation and Bylaws, and by All DIGITAL's Shareholders.

           9.9.   No Dissenting Shares.   There shall be no holders of any
                  --------------------
           shares of DIGITAL Common Stock who are attempting to exercise or perfect any statutory appraisal rights of dissenting shareholders and all holders of the issued and outstanding shares of DIGITAL Common Stock shall have duly and validly approved this Agreement, the Plan of Merger and the Merger in accordance with all applicable laws.

           9.10.  Investment Agreement.   All DIGITAL Shareholders shall have
                  --------------------
           executed and delivered a DIGITAL Investment Agreement to MCLEOD in accordance with Section 5.10.

           9.11.  Agreements from Certain Employees.   David Stanard and Gene
                  ---------------------------------
           Hassman, Scott Grove shall each have executed and delivered to MCLEOD an Employment and Confidentiality Agreement in substantially the form of Exhibit 9.11.

           9.12.  Termination of Rights.   Any registration rights, rights of
                  ---------------------
           first refusal, rights to any liquidation preference, redemption rights or any similar rights of all DIGITAL Shareholders shall have been terminated or waived as of the Closing.

           9.13.  Satisfactory Form of Legal and Accounting Matters.   The
                  -------------------------------------------------
           form, scope and substance of all legal matters contemplated by this Agreement, including all closing documents, shall be reasonably acceptable to MCLEOD's counsel and independent public accountants.

           9.14.  No Material Adverse Change.   There shall not have been any
                  --------------------------
           material adverse change in the financial condition, properties, assets, liabilities, business or operations of DIGITAL taken as a whole, other than any change that results from general economic conditions or conditions generally affecting the telephone equipment industry.

           9.15.  Phase I Environmental Report.   Receipt of a Phase I
                  ----------------------------
           Environmental Report by Shive-Hattery reflecting no material environmental problems.

    10.    TERMINATION OF AGREEMENT.

           10.1.  Termination.  This  Agreement  may be  terminated  at
                  -----------
           any time prior to the Closing, whether before or after approval by the shareholders of DIGITAL contemplated by this Agreement:

                  10.1.1. by the mutual written consent of DIGITAL and MCLEOD.

                  10.1.2. unless otherwise agreed by the parties hereto, by MCLEOD or DIGITAL if the Closing shall not have occurred on or before February 15, 1997, provided that the right to terminate this Agreement under this Section 10.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

           Any termination of this Agreement under this Section 10.1 will be effective by the delivery of notice by the terminating party to the other parties hereto.

           10.2. No Liability.   Any termination of this Agreement in accordance
                 ------------
           with this Section 10 will be without further obligation or liability upon any party in favor of the other party hereto other than the obligations provided in Section 11; provided, however, that (i) nothing herein will limit the
               --------  -------
           obligation of DIGITAL and MCLEOD to use their best efforts to cause the Merger to be consummated, as set forth in Section 5.9, 5.12 and
           6.3 hereof, respectively, (ii) nothing herein shall relieve any party from liability from any breach hereof, and (iii) each party shall be entitled to any remedies at law or in equity for such breach.

11. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS.

           11.1. Survival of Representations. All representations, warranties
                 ---------------------------
           and covenants of MCLEOD contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of DIGITAL or the DIGITAL Shareholders until the earlier of the termination of this Agreement or the second (2nd) anniversary of the Effective Time, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period). Unless otherwise specified herein, all representations, warranties and covenants of DIGITAL will remain operative and in full force and effect, regardless of any investigation made by or on behalf of MCLEOD, and will survive the Effective Time and continue until the second (2nd) anniversary of the Effective Time, and covenants that by their terms survive thereafter will continue to survive in accordance with their terms.

           11.2. Agreement to Indemnify. Subject to the limitations set forth in
                 ----------------------
           this Section 11, Clark and Mary McLeod, (the "Indemnifying DIGITAL Shareholders"), shall jointly and severally indemnify and hold harmless MCLEOD and the Surviving Corporation and their respective officers, directors, agents, shareholders and employees, and each person, if any, who controls or may control MCLEOD or the Surviving Corporation within the meaning of the Securities Act (each hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable attorneys' fees, other professionals' and experts' reasonable fees and court or arbitration costs (hereinafter collectively referred to as "Damages"):

                 11.2.1. Arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by DIGITAL in this Agreement, the Plan of Merger or any certificate, document or instrument delivered by or on behalf of DIGITAL pursuant hereto (other than with respect to changes that are not material in the truth or accuracy of the representations and warranties of DIGITAL under this Agreement after the date hereof if DIGITAL has advised MCLEOD of such changes in a written update to the DIGITAL Disclosure Letter that is delivered to MCLEOD prior to the Closing and MCLEOD has nonetheless proceeded with the Closing); or

                 11.2.2. Arising out of any action, suit, arbitration, proceeding, claim or investigation that is first brought after the Closing Date and that arises from, concerns or relates to any product or services licensed, sold or distributed by DIGITAL prior to the Closing; or

                 11.2.3. Arising as a result of (i) any claim by a shareholder or former shareholder or security holder of DIGITAL, or any other person, firm, corporation or entity seeking to assert, or based upon: ownership or rights to ownership of any shares of stock of DIGITAL (or shares of stock of MCLEOD, cash or rights to receive cash or MCLEOD common stock by virtue of the conversion of DIGITAL common stock in the Merger); any rights of a shareholder, including without limitation any options, warrants or preemptive rights or rights to notice or to vote; any rights under the Articles of Incorporation or Bylaws of DIGITAL, any rights under any agreement among DIGITAL and its Shareholders, or any claim that his, her or its shares were wrongfully repurchased by DIGITAL; or (ii) any failure or alleged failure of any shareholder of DIGITAL to have good, valid and marketable title to the issued and outstanding shares of DIGITAL Common Stock held by such shareholder, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such DIGITAL Common Stock in favor of the Merger and the other transactions contemplated by this Agreement or the Plan of Merger.

           11.3. Basket. The indemnification provided for in this Section 11
                 ------
           shall not apply unless, and shall apply only to the extent that, the aggregate Damages for which one or more Indemnified Persons seeks indemnification hereunder exceeds Ten Thousand Dollars ($10,000) (the "Basket"). Notwithstanding the foregoing, the provisions of this
           Section 11.3 shall not apply with respect to any indemnification obligations of the DIGITAL Indemnifying Shareholders under Section 11.5.

           11.4. Limitation. Notwithstanding anything herein to the contrary,
                 ----------
           except with respect to any claim for indemnification by an Indemnified Person related to any matter set forth in Section 11.2.3 (for which there shall be no time limit for MCLEOD to bring a claim for indemnification), no claim for indemnification for Damages hereunder may be asserted by any Indemnified Person unless such claim is first asserted on or before the second (2nd) anniversary of the Effective Time. In addition, the maximum liability of the DIGITAL Indemnifying Shareholders to Indemnified Persons under this Section 11 shall not exceed the value of the shares in MCLEOD received by them under this Agreement; provided that such limitation on the
                                      --------
           DIGITAL Shareholders' indemnification obligations shall not apply to any claim or claims for indemnification that involve fraudulent or willful misconduct on the part of DIGITAL or any DIGITAL Indemnifying Shareholder. Notwithstanding the foregoing, the provisions of this
           Section 11.4 shall not apply with respect to any indemnification obligations of the DIGITAL Indemnifying Shareholders under Section 11.5.

           11.5. Special Indemnity. The DIGITAL Indemnifying Shareholders shall
                 -----------------
           jointly and severally indemnify and hold harmless MCLEOD and the Surviving Corporation and their respective officers, directors, agent, affiliates, shareholders and employees, and each person, if any, who controls or may control MCLEOD or the Surviving Corporation within the meaning of the Securities Act from and against any and all damages arising in any manner from (i) any claim for breach of
           Section 3.9 (taxes); (ii) Section 3.21 (Employee Benefit Plans/ERISA); (iii) Section 3.22 (DIGITAL Benefit Agreements); (iv)
           Section 3.23 (Employee Benefit Costs); (v) Section 3.24 (COBRA Notices); and (vi) Section 3.31 (Environmental Matters).

           11.6. Notice. Promptly after MCLEOD becomes aware of the existence of
                 ------
           any potential claim by an Indemnified Person for indemnity from the DIGITAL Indemnifying Shareholders under Section 11, MCLEOD will notify the DIGITAL Indemnifying Shareholders of such potential claim (provided that the failure of MCLEOD to give prompt notice shall not affect the rights to indemnification, hereunder except to the extent the DIGITAL Indemnifying Shareholders demonstrate actual damage caused by such failure) and will, to the extent that it can reasonably do so without impairing its ability to adequately defend and respond to any such claim, permit the DIGITAL Indemnifying Shareholders to assist MCLEOD in the defense of such claim and will cooperate with the DIGITAL Indemnifying Shareholders in obtaining copies of any records or other information which is relevant to the defense of such claim. Prior to the settlement of any claim for which MCLEOD seeks indemnity from a DIGITAL Indemnifying Shareholder, MCLEOD will provide the DIGITAL Indemnifying Shareholders with the terms of the proposed settlement and a reasonable opportunity to comment on such terms.

12. INDEMNIFICATION BY MCLEOD. MCLEOD agrees to indemnify and hold harmless All DIGITAL Shareholders from and against any and all adverse tax consequences incurred by them including interest and penalties arising out of any action or omission by MCLEOD or MERGECO which action or omission within two years of the Effective Date disqualifies the tax-free exchange treatment of the Merger.

13.        MISCELLANEOUS.

           13.1. Governing Law. The  internal  laws of the State of Iowa
                 --------------
           (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties to this Agreement.

           13.2. Assignment, Binding Upon Successors and Assigns. No party to
                 -----------------------------------------------
           this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

           13.3. Severability. If any portion of this Agreement shall be held to
                 ------------
           be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable so as to reasonably effect the intent of the parties. The parties further agree to replace such invalid or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

           13.4. Counterparts. This Agreement may be executed in separate
                 ------------
           counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           13.5. Other Remedies. Except as otherwise provided in this Agreement,
                 --------------
           any and all remedies expressly conferred upon a party in this Agreement will be deemed cumulative, with and not exclusive of any other remedy conferred by this Agreement or by law. The exercise of any one remedy will not preclude the exercise of any other remedy.

           13.6. Amendment and Waivers. Any term or provision of this Agreement
                 ---------------------
           may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach of this Agreement or default in the performance of this Agreement will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

           13.7. No Waiver. The failure of any party to enforce any of the
                 ---------
           provisions of this Agreement shall not be construed to be a waiver of the right of such party to enforce such provisions at a subsequent time.

           13.8. Expenses. Each party will bear its respective expenses and
                 --------
           legal fees incurred with respect to this Agreement, and the transactions contemplated under this Agreement.

           13.9. Attorneys' Fees. If a suit is brought to enforce or interpret
                 ---------------
           any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

           13.10. Notices. All notices and other communications required or
                  -------
           permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage prepaid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (i) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this section:

                                If to MCLEOD:

                                McLeod, Inc.
                                500 Town Centre
                                221 3rd Avenue SE
                                Cedar Rapids, Iowa 52401

                                If to DIGITAL or the DIGITAL Indemnifying
                                Shareholders to the addresses set forth on the signature pages or to such other address as a party may have furnished to the other parties in writing pursuant to this section.

           13.11. Construction of Agreement. This Agreement has been negotiated
                  -------------------------
           by the respective parties and their attorneys and the language of this Agreement and the related ancillary documents will not be construed for or against either party. A reference to a section or an exhibit will mean a section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings of this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

           13.12. Further Assurances. Each party agrees to cooperate fully with
                  ------------------
           the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions contemplated by this Agreement.

           13.13. Absence of Third Party Beneficiary Rights. No provisions of
                  -----------------------------------------
           this Agreement (or any ancillary agreement) are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner or any party, unless specifically provided otherwise in this Agreement, and, except as so provided, all provisions of this Agreement (or any ancillary agreement) will be personal solely among the parties to this Agreement (or the applicable ancillary agreement.

           13.14. Public Announcement. Upon execution of this Agreement, MCLEOD
                  -------------------
           and DIGITAL will issue a press release approved by both parties announcing the agreement to enter into the Merger. Thereafter, MCLEOD may issue such press release and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws.

           13.15. Entire Agreement. This Agreement and the related exhibits
                  ----------------
           constitute the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties, other than the Confidentiality Agreement. The express terms of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms of this Agreement.


MCLEOD, INC.

By:     /s/Stephen C. Gray
   -------------------------------------
           Stephen C. Gray, President

DIGITAL COMMUNICATIONS OF IOWA, INC.

By:     /s/David C. Stanard
   -------------------------------------
           David C. Stanard, President

Address:
        --------------------------------

----------------------------------------

/s/Clark E. McLeod
-----------------------------------------
Clark E. McLeod

Address:
        ---------------------------------

-----------------------------------------

/s/Mary E. McLeod
-----------------------------------------
Mary E. McLeod

Address:
        ---------------------------------

-----------------------------------------

DIGITAL Shareholders

                                  EXHIBIT LIST

           Exhibit A                     Plan of Merger

           Exhibit B                     Articles of Merger

           Exhibit 2.1.1                 Stock Owners

           Exhibit 2.4A                  Officer's Certificates

           Exhibit 2.4B                  Officer's Certificates

           Exhibit 3.5                   All Digital Shareholders

           Exhibit 3.5.3                 Voting Agreements

           Exhibit 3.13                  Contracts

           Exhibit 3.15                  Intellectual Property

           Exhibit 3.20                  Employee Benefits

           Exhibit 3.21                  Benefit Plans

           Exhibit 3.3                   Conduct of Business

           Exhibit 5.10                  Digital Investment Agreement

           Exhibit 8.5                   Opinion of Counsel to McLeod

           Exhibit 9.5                   Opinion of Counsel to Digital

           Exhibit 9.11                  Employment and Confidentiality
                                         Agreements



McLeod, Inc. agrees to furnish supplementally a copy of any of the Exhibits listed above to the Commission upon request.